Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2011, except for the restatement discussed in Note 2 to the consolidated financial statements and the matters described in the penultimate paragraph of Management’s Responsibility for Financial Statements and Internal Control Over Financial Reporting as to which the date is October 31, 2011 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Assured Guaranty Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

December 20, 2011